UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SUNTERRA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(702) 804-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Sunterra Corporation (the “Company”) will be held at the Embassy Suites Hotel Lake Buena Vista located at 8100 Lake Avenue, Orlando, Florida 32836, on Wednesday, February 22, 2006, at 8:30 a.m., local time. We are holding this meeting to:

1. elect six directors of the Company;

2. ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006; and

3. transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on January 30, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our principal offices, 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032. If you would like to view the stockholder list, please call Investor Relations at 702-304-7005, to schedule an appointment.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors

Frederick C. Bauman Vice President, General Counsel and Secretary

North Las Vegas, Nevada

January 30, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

SUNTERRA CORPORATION

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

PROXY STATEMENT

Introduction

We are furnishing this proxy statement and materials in connection with the solicitation by the board of directors of Sunterra Corporation of proxies to be voted at our annual meeting of stockholders to be held on Wednesday, February 22, 2006, at 8:30 a.m., local time, and any adjournments or postponements thereof.

You are cordially invited to attend the annual meeting, which will be held at the Embassy Suites Hotel Lake Buena Vista located at 8100 Lake Avenue, Orlando, Florida 32836. The matters to be considered at our annual meeting are indicated in the accompanying meeting notice.

Our principal executive offices are located at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032. Our telephone number is (702) 804-8600. We also maintain an Internet web site at www.sunterra.com. The information contained on our web site is not deemed to be soliciting material and is not incorporated by reference in this proxy statement. Unless the context otherwise requires, throughout this proxy statement the words “Sunterra,” “we,” “us,” and “our” refer to Sunterra Corporation, a Maryland corporation, and its subsidiaries.

Our Annual Report on Form 10-K for the year ended September 30, 2005, this proxy statement, the notice of annual meeting and the accompanying proxy card are first being mailed to stockholders on or about February 1, 2006, to persons who were stockholders of record at the close of business on January 30, 2006, the record date for the annual meeting.

Matters to be Considered

At the annual meeting, you will be asked to consider and vote upon: (1) the election of six directors for a term to expire at our 2007 Annual Meeting of Stockholders, and until their successors are duly elected and qualified and (2) the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2006.

Voting Procedures

Stockholders may vote either by completing and returning the enclosed proxy card prior to the annual meeting, by voting in person at the annual meeting or by submitting a signed proxy card at the annual meeting. A proxy card is enclosed for your use. Even if you plan to attend the annual meeting, we encourage you to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

You may revoke your proxy at any time before it is actually voted at the annual meeting by delivering written notice of revocation to our Corporate Secretary at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032, submitting a later dated proxy or attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, constitute revocation of the proxy.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted FOR the election of the nominees for director named below and FOR the other proposals described below.

You may be represented by another person present at the annual meeting by executing a form of proxy designating such person to act on your behalf.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies in the accompanying form of proxy and acting thereunder, or their substitutes, will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to revoke your proxy until it is voted. As of the mailing date of this proxy statement, we did not know of any matters that are to be presented at the annual meeting other than the proposals described below.

Record Date

Our board of directors has fixed the close of business on January 30, 2006 as the record date for the annual meeting. Stockholders of record as of the close of business on the record date will be entitled to notice of and to vote at the annual meeting.

Quorum and Voting Requirements

On the record date for the annual meeting, 19,719,896 shares of common stock were outstanding. Except as noted below, each outstanding share is entitled to one vote on all matters to be considered at the annual meeting.

Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used in this proxy statement, “uninstructed shares” means shares held by a broker that has not received instructions from its customers on such matters where the broker has so notified us on the proxy card in accordance with industry practice or has otherwise advised us that it lacks voting authority. As used in this proxy statement, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

The presence at the annual meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting (that is, stockholders owning a majority of the shares of common stock outstanding on the record date) will constitute a quorum at the annual meeting. For purposes of the quorum, stockholders of record who are present at the annual meeting in person or by proxy and who abstain or withhold their votes will be considered stockholders who are present and entitled to vote and will be counted toward the quorum. Shares covered by broker non-votes will also be counted as being present at the annual meeting for quorum purposes.

Our directors are elected by a plurality vote and the six nominees who receive the most votes in favor of a nominee will be elected at the annual meeting. Uninstructed shares are entitled to vote on this matter. Neither abstentions nor broker non-votes will have any effect on votes counted in connection with director elections.

To be approved, the proposal to ratify the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Uninstructed shares are entitled to vote on this matter. Abstentions will have the effect of votes against this matter, and broker non-votes will have no effect on votes counted in this matter.

Recommendation of the Board

Our board of directors recommends that stockholders vote “FOR” each of the proposals described in this proxy statement.

Delivery of Proxy Statement and Annual Report

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to deliver a single copy of our proxy statement and annual report on Form 10-K to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials that we must print and mail.

We have implemented householding for all stockholders who share the same last name and address and, for shares held in “street name,” where the shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), so that they are receiving only one copy of our proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of our proxy statement and annual report on Form 10-K, please write to us c/o Mellon Shareholder Services, PO Box 3315, South Hackensack, New Jersey 07606 or call us at 1-877-637-6300. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation. If you are currently receiving more than one copy of these materials and would like to receive only one copy, you may contact us at the address or number above.

Cost of Proxy Distribution and Solicitation

We will pay the expenses of the preparation of the proxy materials and the solicitation of proxies by our board of directors. Proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile or other electronic means by our directors, officers or employees, who will receive no additional compensation for soliciting, or also by employees or agents of Mellon Shareholder Services, who will receive compensation from us for their services. In accordance with the regulations of the SEC, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Inspectors of Election

Votes cast at the annual meeting will be tabulated by the persons we appoint to act as inspectors of election for the annual meeting.

CORPORATE GOVERNANCE

Pursuant to our charter and bylaws, our business, property and affairs are managed by or under the direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with senior management, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees. The number of directors comprising our full board of directors is currently fixed at six.

Director Independence

The board of directors has determined that each of Messrs. Dickerson, Jr., Gubbay, Nelson and Willes are “independent” in accordance with the listing standards of the Nasdaq Stock Market and, therefore, that a majority of our board of directors is independent as so defined. The board of directors based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the individual directors.

The foregoing independence determination also included the conclusion of our board of directors that each of the members of our audit and compliance committee (hereafter referred to as “audit committee”) is independent for purposes of audit committee membership in accordance with the Nasdaq listing standards, and the independence criteria established by the SEC for audit committee members. In addition, each member of the Governance and Nominating Committee and the Compensation Committee is independent in accordance with the Nasdaq listing standards.

Board Committees

The board of directors has three standing committees:

•	The audit committee, the members of which are James H. Dickerson, Jr. (Chair), Olof S. Nelson, and Charles F. Willes;

•	The compensation committee, the members of which are Olof S. Nelson (Chair), David Gubbay, Charles F. Willes and James H. Dickerson, Jr.;

•	The governance and nominating committee, the members of which are Olof S. Nelson (Chair), Charles F. Willes and David Gubbay.

Audit Committee. The primary purpose of the audit committee is to assist our board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with various legal and regulatory requirements pertaining to preparation and reporting of financial information;

•	the selection and retention of our independent registered public accounting firm, including a determination of qualifications and independence;

•	the evaluation of the performance of our internal audit function and independent registered public accounting firm;

•	the annual and quarterly financial information to be provided to stockholders and the SEC; and

•	various communications with the SEC and other public communications pertaining to financial information.

In addition, the audit committee provides a point of contact for communication between our independent registered public accounting firm, financial management and board of directors. The audit committee’s responsibility is principally one of oversight, recognizing that our management is responsible for preparing our financial statements and that our independent registered public accounting firm is responsible for auditing those financial statements. Our independent registered public accounting firm is ultimately accountable to our audit committee and board of directors for their audit of our financial statements.

The board of directors has determined that we have at least one “audit committee financial expert,” Mr. Dickerson, serving on our audit committee, as that term is defined in Item 401(h) (2) of Regulation S-K of the Exchange Act and is “independent” as that term is used in Item 7 (d) (3) (iv) of Schedule 14A of the Exchange Act.

The audit committee has adopted a written charter. A copy of the audit committee charter was included as Appendix A to our 2004 proxy statement and is available on our website at www.sunterra.com.

Compensation Committee. The compensation committee determines compensation for our senior executive officers and administers our stock option and other incentive compensation plans. The compensation committee is governed by a written charter approved by our board of directors. A copy of the compensation committee charter was included as Appendix B to our 2004 proxy statement and is available on our website at www.sunterra.com.

Governance and Nominating Committee. The primary purposes of the governance and nominating committee are to select the individuals qualified to serve on our board of directors for election by our stockholders at each annual meeting of stockholders, fill vacancies on the board of directors, and develop, assess and recommend to the board of directors corporate governance policies. Also, if requested by the Board, the governance and nominating committee identifies and recommends to the Board the appointees to be selected for service on Board committees.

The governance and nominating committee identifies, evaluates and recommends prospective directors to our board of directors with the goal of creating a balance of knowledge, experience and diversity on our board of directors. Prospective director nominees are evaluated in the context of the current composition of our board of directors, our business plans and strategies and the long-term interests of our stockholders. In conducting this assessment, the nominating and governance committee considers, among other things, diversity, age, skills, expertise, integrity, character, judgment, independence, corporate experience, length of service, willingness to serve, conflicts and commitments (including, among other things, the number of other public and private company boards on which a director candidate serves), and such other factors as it deems appropriate to maintain a balance of knowledge, experience and capability on our board of directors. The committee also considers whether the prospective nominee has an understanding of the workings of large business organizations such as Sunterra and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the board.

In the case of incumbent directors whose terms of office are set to expire, the governance and nominating committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The governance and nominating committee identifies potential new director candidates by recommendations from its members, other Board members, Company management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm.

The governance and nominating committee considers recommendations for Board candidates submitted by stockholders using the same criteria (described above) that it applies to recommendations from the committee, directors and members of management. In order to be considered, a recommendation from a stockholder must be received by the governance and nominating committee no later than the 120th calendar day before the first anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, and must include the stockholder’s name and contact information, the candidate’s name and contact information, a description of any relationship between the stockholder and the candidate, a description of the candidate’s qualifications, and a signed statement from the candidate that he or she is willing and able to serve on the our board of directors. Stockholders must submit recommendations in writing to the Governance and Nominating Committee at c/o Corporate Secretary, Sunterra Corporation, 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032.

The governance and nominating committee is governed by a written charter approved by our board of directors. A copy of the governance and nominating committee charter was included as Appendix C to our 2004 proxy statement and is available on our website at www.sunterra.com.

Expansion of Our Board

On January 17, 2006, we issued a press release announcing our intention to expand our board of directors to seven members by adding an independent director whose skills and experience would complement those of our current board members. As discussed in the press release, our governance and nominating committee currently is conducting this recruitment process, and is expected to complete the process during the second calendar quarter of 2006. Our decision to recruit an additional independent director follows an internal evaluation, which took place during 2005, consistent with best practices recommended by the National Association of Corporate Directors.

From time to time during 2005 and 2006, we have had discussions and correspondence with a representative of one of our stockholders, CD Capital Management LLC (“CD Capital”), regarding, among other things, its suggestions as to compositional changes to our board of directors. On November 22, 2005, CD Capital sent to our board of directors a letter requesting that our board expand the number of our directors from six to seven and identified an individual who it recommended to fill the new vacancy that would thereby be created on the board. On November 29, 2005, we responded to CD Capital that our governance and nominating committee believed that the current size of our board was appropriate and did not believe that any of the current members of our board should be replaced.

On December 19, 2005, CD Capital, together with certain other persons, filed a Schedule 13D with the SEC, stating, among other things, that CD Capital sent its November 22, 2005 letter to us to preserve its right under our “advance notice” by-law provision to nominate the individual identified in its letter as a director and to solicit proxies for his election at the annual meeting. In its Schedule 13D filing, CD Capital, together with the other members of its “group”, reported that they beneficially owned in the aggregate approximately 9.0% of our outstanding shares. During conversations with a representative of CD Capital subsequent to the filing of the Schedule 13D, we advised CD Capital of our belief that its letter did not satisfy the requirements of our “advance notice” by-law provision and that a director nomination by CD Capital at the Annual Meeting would be out of order and not proper business for the meeting.

On January 17, 2006, CD Capital filed an amendment to its Schedule 13D, which stated, among other things, that it believes as a matter of proper corporate governance and deference to stockholder voting rights that we should temporarily delay convening the annual meeting until late-March 2006 to fully and fairly assess the qualifications of its recommended individual and, if then appointed to the Board, nominate such individual for election at the annual meeting. The filing also reported CD Capital’s request that its recommended individual meet directly with our governance and nominating committee and all of our independent directors without delay. Subsequent to the filing of the Schedule 13D amendment, a representative of our governance and nominating committee met with CD Capital’s recommended individual as part of the Board’s recruitment process. We did not postpone the Annual Meeting until late March because our governance and nominating committee needed adequate time to interview a number of other candidates in addition to CD Capital’s recommended individual and did not believe as a practical matter this process could be completed by the end of March. We will provide an update on the progress of this recruitment process at the Annual Meeting.

Executive Sessions

The Nasdaq listing standards require that we implement regularly scheduled executive sessions at which only independent directors attend and participate. Mr. Gubbay, our non executive chairman, is the “lead” independent director for purposes of scheduling and setting the agenda for the executive sessions of the independent directors. It is presently contemplated that these executive sessions will occur at least four times during the fiscal year ended September 30, 2006, in conjunction with regularly scheduled board meetings, in addition to separate meetings of the standing committees of the board of directors.

Non-employee Director Ownership Guidelines

We expect each of our non-employee directors, following his or her election to the board, to own our common stock in an amount equal to a multiple of four times the director’s annual board retainer. We expect a director to reach this level of ownership within a five year period. As of January 25, 2006, our Chairman and one non-management director had already achieved this goal, and the other three non-management directors had each achieved more than 80% of the goal.

Stockholder Communications with Directors

Sunterra stockholders who want to communicate with the Board or any individual Director can write to:

Sunterra Corporation

Board Administration

3865 W. Cheyenne Ave.

North Las Vegas, NV 89032

Your letter should indicate that you are a Sunterra stockholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, these communications are made available to the Directors on request.

Code of Ethics

Our board of directors has adopted a Code of Ethics, applicable to all Sunterra directors, officers and employees, that meets the definition of a code of ethics set forth in the Nasdaq listing standards and the applicable rules of the SEC. Our Code of Ethics contains provisions that constitute a code of ethics specifically applicable to our Chief Executive Officer, Chief Financial Officer and other members of our finance department based on their special role in promoting fair and timely public reporting of financial and business information about our company. To the extent permitted by the Nasdaq listing standards, we intend to disclose on our website any amendments to, or waivers of, our Code of Ethics involving our directors or executive officers. A copy of our Code of Ethics, as adopted by the board of directors in August 2004, was included as Appendix B to the Company’s 2005 proxy statement and is available on our website at www.sunterra.com.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Director Nominees

The number of directors comprising our full board of directors is currently fixed at six. All of our directors currently stand for election each year at our annual meeting. As currently provided under our by-laws and except as otherwise provided under applicable law, directors elected at this year’s annual meeting will hold office until the next annual meeting and until their successors are duly elected and qualified.

Our board of directors, based on the recommendation of the nominating and governance committee, has nominated the following individuals for election at the annual meeting. In the event any of the nominees should become unavailable for election, the board may designate substitute nominees, in which event shares represented by all proxies returned will be voted for the substitute nominees unless an indication to the contrary is included on the proxies. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Directors will be elected by a plurality of votes cast. If you do not wish your shares to be voted for any particular nominee, please identify those nominees for whom you “withhold authority” to vote in the appropriate space provided on the enclosed proxy card.

Name	Age	Director Since	Board Committees	Background
Nicholas J. Benson	44	July 2002	—	Mr. Benson has served as President and Chief Executive Officer of Sunterra since November 2001. Mr. Benson was the Chief Executive Officer of Sunterra Europe from January 2000 until assuming his current position. He served as the Chief Operating Officer of Sunterra Europe from June 1997 until January 2000. Prior to joining Sunterra, Mr. Benson was a solicitor with the London law firm Rowe & Maw, where he specialized in aviation and leisure industry law. Prior to joining Rowe & Maw, Mr. Benson served as a British Army officer for ten years.

David Gubbay	52	July 2002	Compensation, Governance and Nominating	Mr. Gubbay serves as Chairman of the Board of Directors. Mr. Gubbay is a general partner of Falconhead Capital LLC, a private equity investment firm focusing in the leisure/lifestyle investment sector. Previously, he was Executive Vice President, Corporate and Strategic Business Development of Conseco Inc. for 2001 and 2002. Beginning in 2000, Mr. Gubbay acquired and operated Digital Seas International Inc., an internet-services provider serving the maritime and cruise industry, which was sold to Maritime Telecommunications Networks, Inc. in December 2000. In 1999, he joined Norwegian Cruise Lines as Executive Vice President, Operations.

Name	Age	Director Since	Board Committees	Background
Olof S. Nelson	59	May 2004	Governance and Nominating (Chair), Audit, Compensation (Chair)	Mr. Nelson is a Managing Partner of Deermeadow Capital, LLC, which focuses on investments in the real estate and water-related industries. Previously, he was a Senior Advisor to Richard C. Breeden & Co., which provides financial advisory, corporate governance and regulatory consulting services. From February 2002 to April 2004, he was a Managing Director and Senior Marketing Advisor of The Citigroup Private Bank. Prior to working with Citigroup, Mr. Nelson was President of Bankers Trust Company Connecticut, Ltd. (BTCC) from January 1997 through January 2002. Prior to BTCC, Mr. Nelson was the founding President, Chairman, and CEO of Consolidated Hydro, Inc., an independent, owner/operator of hydroelectric power plants in North America.

James H. Dickerson, Jr.	59	April 2004	Audit (Chair), Compensation	Mr. Dickerson is Executive Vice President, Operational Support Services, Chief Financial Officer and Treasurer of HealthNow New York, Inc., the holding company for Blue Cross and Blue Shield of West New York. Prior to his current position, Mr. Dickerson was the President and Chief Operating Officer of Caremark RX, Inc., a pharmacy benefit management organization from May 2000 until his retirement in July 2002. Mr. Dickerson was Executive Vice President and Chief Financial Officer of Caremark RX, Inc. from May 1998 to May 2000. Prior to Caremark RX, Inc., he served as Senior Vice President and Chief Financial Officer of Aetna U.S. Healthcare. He currently serves on the Board of Directors of Laidlaw International, Inc., and is a Trustee of Rider University.

James A. Weissenborn	49	April 2004	—	Mr. Weissenborn has served as the Managing Partner and President of Mackinac Partners since 1999. Mackinac Partners is a merchant bank that specializes in restructuring and turnaround management, investing, capital markets services, merger and acquisition advisory services, strategic planning services and litigation advisory services. Mr. Weissenborn also served as a Vice President of Sunterra Financial Services from October 2001 to June 2003. During 1999, Mr. Weissenborn served as the Chief Financial Officer of Ilitch Holdings, Inc. From 1997 to 1999, he was the President and Chief Executive Officer of National Mortgage Corporation.

Name	Age	Director Since	Board Committees	Background

Charles F. Willes	51	July 2002	Compensation, Audit, Governance and Nominating	Mr. Willes is currently Managing Director of Inverness Partners Limited, a private equity investment and merchant banking firm with a focus on small to mid-cap operating companies and real estate investment and land development located in the Chicago area, a position he has held since July 2002. Mr. Willes was Executive Vice President and Chief Financial Officer of ISCO International, Inc., a high-tech telecommunications company, from 2000 to 2002. From December 1997 to January 2000, Mr. Willes was President and Chief Executive Officer of Hallcrest Holdings, Inc., a developer and manufacturer of thermochromic liquid crystal applications and micro-encapsulation services. Mr. Willes is a Certified Public Accountant.

Attendance at Board and Committee Meetings; Attendance at Annual Meetings of Stockholders

Our board of directors met ten times during the fiscal year ended September 30, 2005. During the fiscal year ended September 30, 2005, there were also nine meetings of our audit committee, fourteen meetings of our compensation committee and four meetings of our governance and nominating committee. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served.

Our directors are expected to attend our annual meeting of stockholders. At our annual meeting held on February 25, 2005, all of the directors were in attendance.

Compensation of Directors

Each of our non-employee directors is entitled to an annual retention fee of $30,000 in addition to a fee of $1,250 per in person meeting of the board of directors attended, a fee of $1,250 for the annual meeting and a fee of $750 per telephonic meeting of the board of directors. An additional annual fee of $4,000 is paid to non-employee directors for each committee membership, a fee of $500 is paid per meeting of the committee attended and an additional $5,000 is paid for serving as the chairman of any committee (except for the audit committee chairman who receives $10,000). The non-executive chairman is also entitled to an annual fee of $15,000 (increased to $30,000 per annum effective October 1, 2005). Each non-employee director is entitled to an annual grant of stock-based compensation equivalent to $40,000 to be issued in advance on the first day of the fiscal year. A director who is also an employee of Sunterra does not receive additional compensation for service as a director.

The following table sets forth the retainer and other cash fees received by the non-management directors during fiscal year 2005.

Director	Retention Fees ($)	Chair Fees ($)	Additional Fees ($)	Total Cash Compensation ($)
David Gubbay	30,000	15,000	26,000	71,000
Olof S. Nelson	30,000	6,250	34,583	70,833
James H. Dickerson, Jr.	30,000	10,000	29,500	69,500
James A. Weissenborn	30,000	—	11,250	41,250
Charles F. Willes	30,000	5,000	35,250	70,250

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings, and for other reasonable expenses related to board service such as continuing education.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2005, the compensation committee of our board of directors consisted of Mr. Nelson, Mr. Gubbay, Mr. Dickerson and Mr. Willes. None of the members of the compensation committee is a current or former Sunterra officer or employee or was a party to any disclosable related party transaction involving Sunterra during the fiscal year ended September 30, 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTOR’S NOMINEES.

MANAGEMENT

Executive Officers

The board of directors will elect our executive officers at its first meeting following the annual meeting. Our executive officers are as follows:

Name	Age	Position
Nicholas J. Benson	44	President and Chief Executive Officer
Steven E. West	45	Executive Vice President and Chief Financial Officer
David Lucas	46	Executive Vice President and Chief Marketing Officer
Andrew Gennuso	51	Senior Vice President of Sunterra Corporation and President of Resort Marketing International, Inc. (a subsidiary of Sunterra Corporation)
David R. Harris	43	Managing Director, Sunterra Europe Group Holdings plc
Frederick C. Bauman	53	Vice President, General Counsel and Secretary
Robert A. Krawczyk	43	Vice President, Corporate Controller and Chief Accounting Officer

Biographical information regarding Mr. Benson is included above under “Election of Directors—Director Nominees.”

Steven E. West has served as Executive Vice President and Chief Financial Officer of Sunterra since June 2005. Mr. West was the Senior Vice President and Chief Financial Officer of Sunterra from September 2002 until assuming his current position. Prior to joining Sunterra, Mr. West was the Vice President of Finance for Coast Asset Management from 2000 to August 2002, where he was responsible for obtaining financing for a variety of business units as well as managing accounting and administrative operations and investor reporting for the company’s structured finance business and its municipal tax lien investment funds. From 1993 to 2000, Mr. West was the First Vice President of Corporate Finance for IndyMac Bank, Federal Savings Bank.

David Lucas has served as Executive Vice President and Chief Marketing Officer of Sunterra since June 2005. Prior to joining Sunterra, Mr. Lucas was the President and CEO of Cruise411.com, a software developer and online cruise sales site operator, from March 2000 to June 2005. Before joining Cruise411.com, Mr. Lucas was employed by Polaroid Corporation for nine years, most recently as the Vice President of North American Marketing—Consumer Products division. Mr. Lucas began his career marketing consumer goods for Richardson-Vicks, Inc.

Andrew Gennuso has served as Senior Vice President of Sunterra and President of Resort Marketing International, Inc. (a subsidiary of Sunterra) since October 2002. From May 2001 until October 2002, Mr. Gennuso served as our Senior Vice President and Chief Operating Officer. Previously, Mr. Gennuso served as Sunterra’s Regional Vice President of sales and marketing for the Western/Pacific Region. Prior to joining Sunterra, Mr. Gennuso served as Vice President of sales and marketing for Hilton Grand Vacation Club in Las Vegas, Nevada from 1995 to 1997.

David R. Harris has served as Managing Director of Sunterra Europe Group Holdings plc, our European subsidiary since February 2004. Prior to joining Sunterra, Mr. Harris was employed by MyTravel plc, a London Stock Exchange listed tour operator, where he had a number of positions, including managing director of their retail division and managing director of distribution from December 2000 to December 2003. Prior to December 2000, Mr. Harris was managing director of United Cinemas International (UK & Ireland) Ltd.

Frederick C. Bauman has served as Vice President, General Counsel and Secretary of Sunterra since February 2003. Prior to joining Sunterra, Mr. Bauman was a partner specializing in securities and capital market transactions with Brown & Bain (now Perkins, Coie, Brown & Bain), a Phoenix-based law firm. Prior to joining Brown & Bain, Mr. Bauman was Vice President and Associate General Counsel with Finova Capital from May 1994 to March 2000.

Robert A. Krawczyk has served as Vice President and Corporate Controller of Sunterra since August 2004 and was named the Chief Accounting Officer in May 2005. Prior to joining Sunterra, Mr. Krawczyk was employed by Deloitte & Touche LLP from 1995 to August 2004, most recently as a Senior Manager specializing in the timeshare industry. Prior to joining Deloitte & Touche LLP, Mr. Krawczyk was a commercial lender in the Corporate Finance Department at Barnett Bank.

Executive Compensation

The following table summarizes the compensation paid during the fiscal year ended September 30, 2005, nine month transition period ended September 30, 2004, and the calendar years ended December 31, 2003 and December 31, 2002 to our Chief Executive Officer and our other four most highly compensated executive officers who were serving as executive officers as of September 30, 2005 (collectively referred to as “named executive officers”).

		Annual Compensation (1)					Long-Term Compensation		All Other Compensation ($)
							Awards
Name and Principal Position	Period (2)	Salary ($)	Bonus($)		Other Annual Compensation (3) ($)		Restricted Stock Awards (4) ($)	Securities Underlying Options (#)
Nicholas J. Benson President and Chief Executive Officer	9/2005 9/2004 12/2003 12/2002	750,000 576,923 454,721 450,000	520,000 458,250 400,000 528,360	(5)	— — 50,664 —	(6)	997,500 — — —	— — 512,812 —	44,694 31,808 35,284 29,029	(7) (7) (7) (7)

Steven E. West (8) Executive Vice President and Chief Financial Officer	9/2005 9/2004 12/2003 12/2002	393,750 288,462 274,654 70,769	258,750 106,000 138,000 —		— — — —		532,000 — — —	— — 190,000 —	— — — —

Andrew Gennuso Senior Vice President of Sunterra and President of Resort Marketing International, Inc.	9/2005 9/2004 12/2003 12/2002	350,000 269,231 350,000 350,000	303,625 131,250 175,000 473,438	(9)	— — — —		199,500 — — —	— — 180,000 —	— — — —

David R. Harris (10) Managing Director—Sunterra Europe	9/2005 9/2004 12/2003 12/2002	383,914 280,230 — —	37,004 91,075 — —		— — — —		199,500 — — —	— 100,000 — —	26,874 15,938 — —	(11) (11)

Frederick C. Bauman (12) Vice President, General Counsel and Secretary	9/2005 9/2004 12/2003 12/2002	259,375 192,308 158,173 —	70,875 66,250 53,750 —		— — — —		186,200 — — —	— — 70,000 —	4,543 — — —	(13)

(1)	All payments to employees of Sunterra Europe were made in British Pounds. The indicated amounts for the fiscal year ended September 30, 2005 have been converted into U.S. dollars at the average exchange rate for that year. The indicated amounts for the nine month period ended September 30, 2004 have been converted into U.S. dollars at the average exchange rate for the period. The indicated amounts for the fiscal year ended December 31, 2003 have been converted into U.S. dollars at the average exchange rate for that year. The indicated amounts for 2002 have been converted into U.S. dollars at the exchange rate in effect as of April 16, 2003.
(2)	Compensation amounts are presented for the fiscal year ended September 30, 2005, the nine month transition period ended September 30, 2004 and the calendar years ended December 31, 2003 and 2002.
(3)	As permitted by SEC rules, we do not include in the “Other Annual Compensation” column the value of perquisites and other personal benefits, securities or property received by an executive in a year unless their aggregate value exceeds the lesser of $50,000 or 10% of the sum of the amounts listed under the “Salary” and “Bonus” columns for such executive for that year.

(4)	The following table shows the total number and value of unvested restricted stock shares held by each named executive officer as of the end of the 2005 fiscal year (including restricted shares granted after September 30, 2005 related to performance for the year ended September 30, 2005). The fiscal year end value is based on a per share price for our stock of $13.13, reflecting the closing market price on the NASDAQ on September 30, 2005 (the per share price for our stock on the grant date of such restricted shares was $13.30). It also shows the number and value of shares that vested in the last fiscal year.

Name	Shares Vested During Year (a) (#)	Value Realized at Vest Date (a) ($)	Total Unvested Shares at Fiscal Year End (#)	Value of Unvested Shares at Fiscal Year End ($)
Nicholas J. Benson	18,750	246,188	56,250	738,563
Steven E. West	10,000	131,300	30,000	393,900
Andrew Gennuso	3,750	49,238	11,250	147,713
David R. Harris	3,750	49,238	11,250	147,713
Frederick C. Bauman	3,500	45,955	10,500	137,865

(a)	The number and value of shares vested includes shares that vested in the 2005 fiscal year, but due to grant timing were not released to the named executive officer.

(5)	Includes a $417,078 bonus paid in connection with the completion of our bankruptcy proceedings in July 2002.
(6)	Represents a housing allowance.
(7)	Includes pension payments and life insurance payments made on behalf of the employee by Sunterra Europe. Such pension and life insurance payments were $35,968 and $8,726, respectively, for fiscal 2005.
(8)	Mr. West joined Sunterra in September 2002.
(9)	Includes $375,000 in bonuses paid in connection with the completion of our bankruptcy proceedings in July 2002.
(10)	Mr. Harris joined Sunterra in February 2004, and therefore did not receive any compensation in 2003 or 2002.
(11)	Includes pension payments made on behalf of employees of Sunterra Europe.
(12)	Mr. Bauman joined Sunterra in February 2003, and therefore did not receive any compensation in 2002.
(13)	Includes matching contributions made to the Sunterra Corporation 401(k) plan.

Option and SAR Grants in the Last Fiscal Year

There were no stock option or SARs grants made to executives or employees during the fiscal year ended September 30, 2005. The following table sets forth information regarding the aggregate value as of September 30, 2005 of the unexercised stock options held by our Chief Executive Officer and other named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End Exercisable/Unexercisable (1)
Nicholas J. Benson	—	—	512,812/0	—/—
Steven E. West	—	—	150,417/39,583	—/—
Andrew Gennuso	—	—	148,235/31,765	—/—
David R. Harris	—	—	20,000/80,000	—/—
Frederick C. Bauman	—	—	52,102/17,898	—/—

(1)	As of September 30, 2005, the closing price of our common stock was $13.13 per share. Therefore, no outstanding options were in-the-money at the end of our last fiscal year.

Option and SAR Exercises in the Last Fiscal Year

Our Chief Executive Officer and other named executive officers did not exercise any stock options during our 2005 fiscal year. In addition, no SARs were exercised during the fiscal year ended September 30, 2005.

Future Restricted Stock Grants

The compensation committee of the Board of Directors has established the thresholds under which restricted stock grants will be made to certain employees of Sunterra for the fiscal year ending September 30, 2006. Such thresholds are based upon the achievement of specified levels of corporate financial performance and the attainment of other corporate and personal goals. The total value of such grants range from $0.0 million to $5.4 million and the named executive officers are eligible to receive $0.0 million to $2.5 million of such total as follows:

Name	Value of grants for lowest target not achieved ($)	Value of grants for lowest target achieved ($)	Value of grants for highest target achieved ($)
Nicholas J. Benson	0.0 million	0.6 million	1.2 million
Steven E. West	0.0 million	0.3 million	0.5 million
Andrew Gennuso	0.0 million	0.2 million	0.3 million
David R. Harris	0.0 million	0.2 million	0.3 million
Frederick C. Bauman	0.0 million	0.2 million	0.2 million

Employee Benefit Plans

We sponsor a defined contribution 401(k) savings plan covering each of our U.S. employees satisfying certain minimum length of service requirements. We may make discretionary contributions to this plan subject to certain maximum contribution limitations, and beginning on January 1, 2005 began making matching contributions in an amount equal to 50% of the employee contributions, up to 6% of eligible compensation, as defined. We incurred expenses in the amount of $0.6 million for the fiscal year ended September 30, 2005. We did not incur any expenses under this plan for the nine month transition period ended September 30, 2004 or for the calendar years ended December 31, 2003 and 2002. We also sponsor customary group medical, dental and life insurance plans for our employees.

Change of Control Arrangements

We have entered into agreements, effective October 1, 2005, with each of the named executives that are designed to retain the executives and provide continuity of management in the event of an actual or threatened change of control of the Company. The following is a summary of the agreements, and is not intended to be a complete description of their terms. The form of agreement entered into with the named executives was filed as an exhibit to our Form 8-K filed on October 14, 2005.

The agreements provide that in the event the named executive is terminated without “cause,” or the executive terminates his employment for “good reason” (as each of these terms is defined in the retention agreements) at any time during the 18 months following a change of control, the executive would receive:

•	a pro rata bonus based on the target bonus for the year in which the termination occurs paid in a lump sum at termination subject to reduction in certain circumstances;

•	a severance payment equal the sum of the executive’s annual salary and the target bonus for the year in which the termination occurs; and

•	continuation of the executive’s medical, dental and life insurance benefits (reduced to the extent provided by any subsequent employer) at active-employee rates for one year.

“Change of control” is defined under these agreements generally as (i) the acquisition by any person or group of 50% or more of the voting power of the outstanding common stock, (ii) the incumbent members of the Board (as defined in the retention agreements) ceasing to constitute at least a majority of the Board; (iii) certain business combinations or the sale of substantially all of our assets, and (iv) stockholder approval of the complete liquidation or dissolution of the Company.

Such severance benefits may be payable to the executive under certain circumstances if one of the termination events described above occurs within the six month period prior to the change of control.

If any payments or distributions made by us to the named executives as a result of a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional “gross-up” payment to the executive, such that the named executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered.

We also have similar change of control arrangements with other key employees, providing for the payment of the employees’ annual compensation upon the events described above.

Employment Agreements

Nicholas J. Benson. On November 19, 2001, we entered into an amended and restated employment agreement with Nicholas J. Benson, our President and Chief Executive Officer. The employment agreement provided for an initial term of three years. After the initial term, the employment term extends for consecutive periods of one year if we and Mr. Benson agree to each such extension. On October 13, 2005, Mr. Benson’s employment agreement was extended until November 19, 2006, pursuant to a letter agreement. The employment agreement obligates us to elect Mr. Benson to our board of directors as long as he serves as President and Chief Executive Officer.

The employment agreement provides for a salary of $450,000 annually, which was increased by oral modification in November 2004 to $750,000 (such increase having been ratified and adopted on October 13, 2005 pursuant to the letter agreement), effective January 1, 2004. Under the agreement, Mr. Benson is also eligible to receive an annual cash bonus amount of up to $550,000, which was increased by oral modification in November 2004, to $780,000, based on the attainment of quantitative performance goals agreed upon annually by our compensation committee and Mr. Benson; however, in each of calendar 2002 and 2003, $150,000 of this bonus was guaranteed to him.

In 2003, we granted Mr. Benson options to purchase 512,812 shares of our common stock under our 2002 Stock Option Plan, as contemplated by his employment agreement, at an exercise price of $15.25 per share. These options were immediately exercisable with respect to 192,305 shares on the date of grant and the remaining options vest pro rata over the 30 months beginning June 30, 2003 so that all of them are presently vested.

Pursuant to the employment agreement, we provide the following benefits to Mr. Benson: (i) reimbursement of temporary housing expenses for Mr. Benson and his family of up to $4,000 per month, plus payments to make Mr. Benson whole with respect to related income taxes, if applicable (this benefit was terminated in 2004 by oral modification, such termination having been ratified and adopted in the October 13, 2005 contract extension letter agreement); (ii) reimbursement of reasonable costs for travel by Mr. Benson between England and our executive offices, plus payments to make Mr. Benson whole with respect to related income taxes, if applicable; (iii) reimbursement of round-trip economy class travel between England and the United States twice per calendar year for Mr. Benson’s family, plus payments to make Mr. Benson whole with respect to related income taxes, if applicable (this benefit was terminated in 2004 by oral modification, such termination having been ratified and adopted in the October 13, 2005 contract extension letter agreement); (iv) an automobile in the United Kingdom and in the United States for employment and personal use, as well as reimbursement of reasonable related expenses; (v) pension contributions in an amount equal to 7% of Mr. Benson’s salary and guaranteed bonus (which, pursuant to Mr. Benson’s original employment agreement, was $150,000); (vi) reimbursement of tax return preparation costs up to $5,000 per year; and (vii) tax “gross-up” payments to mitigate any excise tax imposed on Mr. Benson under Section 4999 of the Internal Revenue Code of 1986 (or to any similar tax imposed by state or local law), and any penalties and interest with respect to such tax, in connection with a change of control of Sunterra within the meaning of Section 280G of the Code. The employment agreement also permits Mr. Benson to participate in all other employee benefit plans and programs made available generally to our employees, including health, insurance, retirement and other benefit plans and programs.

Under Mr. Benson’s employment agreement a “change in control” of Sunterra will be deemed to have occurred if any of the following events occur:

•	the sale of all or substantially all of our assets;

•	if more than 50% of the voting power of our outstanding common stock is held by a single beneficial owner;

•	if we undergo certain transactions requiring the approval of our stockholders;

•	if the composition of our board of directors is changed under certain circumstances; or

•	if our stockholders approve a plan of complete liquidation.

Upon the involuntary termination of the employment of Mr. Benson by us “without cause,” or upon the voluntary termination of employment by Mr. Benson for “good reason” following a change in control, we will generally be obligated to continue to pay him any unpaid salary, bonus or unreimbursed expenses through the date of termination, to continue to pay his salary for a period of 18 months after the date of the termination of his employment, and pay him an additional $225,000 over the same 18-month period. We are also obligated to continue to provide medical insurance and other benefits to Mr. Benson and his dependents for 12 months following termination.

Steven E. West. On September 5, 2002, we entered into an employment agreement with Steven E. West, our Executive Vice President and Chief Financial Officer. Mr. West’s employment may be terminated by us or Mr. West at any time.

The employment agreement provides for a salary of $230,000 annually, which has been increased over the years and most recently was increased by oral modification to $375,000, effective January 1, 2004 and to $400,000, effective January 1, 2005. Under the employment agreement, this salary may be reviewed annually by our Chief Executive Officer and may be increased from the foregoing amount. Also under the employment agreement, Mr. West is eligible to receive an annual cash bonus amount of up to $125,000, which has been increased over the years and most recently was increased by oral modification to $175,000, effective January 1, 2004, and to $267,000 effective, January 1, 2005, based on the satisfaction of certain performance goals established by us annually, in consultation with Mr. West.

In 2003, we granted Mr. West options to purchase 190,000 shares of our common stock under our 2002 Stock Option Plan, as contemplated by his employment agreement, at an exercise price of $15.25 per share. Consistent with the employment agreement, these options were immediately exercisable with respect to 35,625 shares as of the date of grant and the remaining options are subject to a three-year vesting schedule beginning September 2003.

Pursuant to the employment agreement, we provided Mr. West with reimbursement in 2002 for relocation and temporary housing expenses. The employment agreement also permits him to participate in all other employee benefit plans and programs made available generally to our employees, including health, insurance, retirement and other benefit plans and programs.

Upon the involuntary termination of the employment of Mr. West by us “without cause,” or upon the voluntary termination of employment by Mr. West for “good reason” following a “change in control” of Sunterra, we will generally be obligated to continue to pay him any unpaid salary, bonus or unreimbursed expenses through the date of termination and payment of his salary for 12 months after the date of the termination of his employment. The definition of the term “change in control” in Mr. West’s employment agreement is substantially the same as that contained in Mr. Benson’s employment agreement summarized above.

Andrew Gennuso. On May 21, 2001, we entered into an employment agreement with Andrew Gennuso, our Senior Vice President of Sunterra and President of Resort Marketing International, Inc. The employment agreement provided for an initial term ended on May 31, 2002. After the initial term, the employment term automatically extends for consecutive periods of one year unless either party gives notice of its intent to cancel the automatic extension.

The employment agreement provides for a salary of $350,000 annually, which may be reviewed annually by our Chief Executive Officer and may be increased from the foregoing amount. Under the employment agreement, Mr. Gennuso is also eligible to receive an annual cash bonus amount of up to $350,000, based on the satisfaction of certain performance goals to be established by us, in consultation with Mr. Gennuso. Mr. Gennuso was also eligible to receive (i) a one-time performance bonus based on the aggregate recovery and distribution to our general unsecured creditors in an amount between $135,500 and $495,000, based on a recovery schedule and (ii) a one-time bonus in an amount between $60,000 and $300,000 based on the timing of our filing of the Plan of Reorganization. Mr. Gennuso received $375,000 in 2002 related to these provisions.

Under the agreement, we also provide the following benefits to Mr. Gennuso: (i) reimbursement of reasonable temporary living expenses and permanent relocation expenses incurred by Mr. Gennuso, if any, in the event of his relocation to the Company’s main headquarters, as well as payments to make him whole with respect to related income taxes, if applicable and (ii) an automobile for use with respect to Mr. Gennuso’s performance of duties for the Company and his private use, as well as reimbursement of reasonable related expenses. The employment agreement also permits Mr. Gennuso to participate in all other employee benefit plans and programs made available generally to our employees, including, health, insurance, retirement and other benefit plans and programs.

The employment agreement provides that if Mr. Gennuso does not continue to be employed by Sunterra for any reason other than his death, disability or discharge with cause, we will generally be obligated to pay him any unpaid sums due to him under his salary, bonus plans, and unreimbursed expenses. In addition, upon the involuntary termination of the employment of Mr. Gennuso by us “without cause,” or upon the voluntary termination of employment by him for “good reason” following a “change in control” of Sunterra, we will generally be obligated to continue to pay his salary for a period of 24 months (reduced to 12 months in 2003) after the date of the termination of his employment, and pay him reasonable costs associated with executive outplacement services for 6 months. We are also obligated to continue to provide medical insurance and other benefits to Mr. Gennuso and his dependents for 12 months following termination. The definition of the term “change in control” in Mr. Gennuso’s employment agreement is substantially the same as that contained in Mr. Benson’s employment agreement summarized above.

David R. Harris. In February 2004, we entered into an employment agreement with David R. Harris, our Managing Director of Sunterra Europe. Mr. Harris’s employment is terminable by us or Mr. Harris at any time, provided proper notice is given.

The employment agreement provides for a salary of £200,000 annually, which was increased by oral modification to £210,000, effective January 1, 2005. Under the employment agreement, Mr. Harris is also eligible to receive an annual cash bonus amount of up to £100,000 per year, which was increased by oral modification to £125,000, effective January 1, 2005, at our discretion, which will take into account Sunterra Europe’s performance against target and Mr. Harris’ personal performance.

Pursuant to the employment agreement, we also provide to Mr. Harris a car allowance equal to 9% of his annual salary and a contribution of 7% of Mr. Harris’ gross salary to his personal pension plan.

Upon the occurrence within six months of a “change of control” of Sunterra Europe of either (i) the involuntary termination of Mr. Harris’ employment, or (ii) the voluntary termination of employment by him in good faith in response to the Company’s material breach or breaches of the agreement, we will be obligated to pay to Mr. Harris an amount representing one year’s salary and all benefits (excluding bonus). The definition of the term change in control in Mr. Harris’s employment agreement is substantially the same as that contained in Mr. Benson’s employment agreement summarized above.

Frederick C. Bauman. On January 26, 2003, we entered into an employment agreement with Frederick C. Bauman, our Vice President, General Counsel and Secretary. Mr. Bauman’s employment is terminable by us or Mr. Bauman at any time.

The employment agreement provides for a salary of $175,000 annually, which was increased by oral modification to $250,000, effective January 1, 2004, and to $262,500, effective January 1, 2005. Under the employment agreement, Mr. Bauman is also eligible to receive an annual cash bonus amount of up to 25% of his salary, which was increased to up to 30% of his salary, effective January 1, 2004, to be awarded in our discretion.

In 2003, we granted Mr. Bauman options to purchase 70,000 shares of our common stock under our 2002 Stock Option Plan, as contemplated by his employment agreement, at an exercise price of $15.25 per share. These options are subject to a four-year vesting schedule.

Pursuant to the employment agreement, we provide to Mr. Bauman reimbursement for temporary housing expenses and relocation expenses. The employment agreement also permits him to participate in all other employee benefit plans and programs made available generally to our employees, including health, insurance, retirement and other benefit plans and programs.

Upon the involuntary termination of the employment of Mr. Bauman by us “without cause,” or upon his voluntary termination of employment for “good reason” following a “change in control” of Sunterra, we will generally be obligated to continue to pay him any unpaid salary, bonus, or unreimbursed expenses through the date of termination, and continuance of his salary for six months after the date of the termination of his employment. The definition of the term “change in control” in Mr. Bauman’s employment agreement is substantially the same as that contained in Mr. Benson’s employment agreement summarized above.

Securities Authorized for Issuance under Equity Compensation Plans

The Sunterra Corporation 2002 Stock Option Plan and the Sunterra Corporation 2005 Incentive Plan are the two equity compensation plans under which shares of our common stock are authorized for issuance. The 2002 Stock Option Plan, which was established effective July 29, 2002, provides for the granting of stock options to purchase up to 3,000,000 shares of common stock to our directors, officers, employees, advisors and independent consultants. The 2005 Incentive Plan, which was approved by stockholders at the 2005 Annual Meeting, provides for the granting of stock options, stock appreciation rights, stock awards, performance awards, stock units, and cash awards to our directors, officers, employees, advisors and independent consultants. The 2005 Incentive Plan replaced the 2002 Stock Option Plan as the Company’s sole equity compensation plan and specified that up to 3,000,000 shares of the Company’s common stock may be granted thereunder. The 3,000,000 maximum is comprised of the sum of approximately 1,350,000 shares of newly authorized common stock and not more than approximately 1,650,000 shares of common stock that are subject to options granted under the Company’s 2002 Stock Option Plan, which expire, are forfeited or otherwise terminate without the delivery of the shares of common stock. The following table sets forth information as of September 30, 2005 regarding shares of our common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options under the Sunterra Corporation 2002 Stock Option Plan and the Sunterra Corporation 2005 Incentive Plan as well as the number of shares available for issuance under the plans:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,552,938	$15.20	1,421,085
Equity compensation plans not approved by security holders	—	—	—

Total	1,552,938	$15.20	1,421,085

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership.

To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2005, our directors, executive officers and greater than 10% beneficial owners complied during the fiscal year ended September 30, 2005 with all applicable Section 16(a) filing requirements.

Limitation of Liability and Indemnification Matters

Article Eighth of our articles of incorporation provide that our directors and officers will not be liable to Sunterra or our stockholders for money damages. This provision is intended to limit the liability of our officers and directors to the fullest extent permitted under Maryland law.

Our articles of incorporation provide further that we will be obligated to indemnify our current and former directors and officers to the maximum extent permitted by Maryland law. This obligation to indemnify applies to directors and officers who also serve as employees, in their capacity as employees. Our board of directors may make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

Section 4-218(c) of the Maryland General Corporation Law permits a Maryland corporation to indemnify any director made a party to a proceeding due to his or her service as a director of the corporation, unless:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

Certain Business Relationships

Mr. Weissenborn has served as the Managing Partner and President of Mackinac Partners since 1999. Mackinac Partners was retained to perform consulting services to Sunterra during its bankruptcy and post-emergence period. While performing these services, Mr. Weissenborn also served as a Vice President of Sunterra Financial Services from October 2001 until he resigned from such position in May 2003. Mackinac Partners was paid approximately $0.0 million, $0.0 million, $1.2 million, and $0.6 million during the fiscal year ended September 30, 2005, the nine month period ended September 30, 2004, and the years ended December 31, 2003 and 2002, respectively, under this arrangement, which ended in second quarter of 2003. In addition, Mackinac Partners was paid approximately $0.1 million during the fiscal year ended September 30, 2005 under a separate, unrelated arrangement. As such, Mr. Weissenborn is not currently considered to be an independent director. Also, during 2003 and 2002, Mr. Weissenborn provided services to Sunterra in the capacity of a subcontractor to Jay Alix & Associates, now Alix Partners, a professional services firm engaged by Sunterra.

COMPENSATION COMMITTEE REPORT

This report of the compensation committee of the board of directors discusses our executive compensation policies and the basis for the compensation paid to our chief executive officer during the fiscal year ended September 30, 2005.

Compensation Policy

During the fiscal year ended September 30, 2005, the Compensation Committee undertook a comprehensive review of the Company’s management and executive compensation practices. The Committee viewed this as necessary because the Company’s previous management compensation plans were last reviewed in depth prior to its emergence from bankruptcy, and were focused on cash compensation and stock options. During the interim important changes had emerged in best corporate practices and, in light of the changed environment, the Committee felt that it was more appropriate to motivate and compensate management with stock grants rather than stock options. This would better align the interest of management with the stockholders and also facilitate a tie to long term corporate performance. Also, since 2002, the Company had evolved from having a few primary equity holders to a more diversified public equity base. The Committee wanted to insure that, going forward, the proper incentives would be put in place to maximize the Company’s performance for the benefit of all stockholders.

For this major effort, an internationally recognized independent compensation consultant was engaged by the Committee. The consultant researched each of the management and executive positions from the standpoint of competitive industry compensation practices. In addition, detailed work was performed on the optimal mix of salary, bonus and long-term incentive compensation from the standpoint of aligning the interests of management with the creation of value for stockholders, while remaining competitive in retaining and attracting top management talent. The consultant recommended a compensation plan comprised of salary, cash bonus and restricted stock grants. Additionally, Executive Retention Agreements were recommended to insure continuity of management and preservation of value for stockholders.

Following extensive deliberation by the Committee, these recommendations were implemented and, under the Company’s 2005 Incentive Plan, short term cash awards and long-term restricted stock awards were made for 2005 based on the Company’s financial performance through fiscal 2005. The Committee intends for future years to set performance criteria based on budgets, value added and other criteria to be set for the measurement period. The Company has developed performance criteria methodologies to permit the Compensation Committee to align compensation with stockholder return and Company performance which can guide the Committee in awarding any future cash bonuses or restricted stock grants.

Components of Compensation

The components of compensation paid during the fiscal year ended September 30, 2005, to our executive officers consisted of base salary, cash bonuses, restricted stock and certain other benefits. We attempt to structure our compensation arrangements with senior management to meet the requirements for deductible compensation under Section 162(m) of the Internal Revenue Code. We reserve the flexibility to award compensation that is not deductible under Section 162(m) if we believe that this would be in the best interest of Sunterra and our stockholders.

Base Salary and Cash Bonuses

We have employment agreements with each of our executive officers. These agreements are described under “Management—Employment Agreements” in the Proxy Statement. The annual salaries provided in these employment agreements were determined based principally on the compensation levels for similar or competitive companies, including companies in the real estate and vacation industries, as well as the levels of responsibility and experience of the individual executive. The agreements also provide for cash bonuses, in some cases, stock option awards, as well as other benefits. In determining cash bonuses and stock grants, the committee considered the achievement of company objectives and subjective criteria.

Other Benefits

Executive officers are eligible for coverage under our general medical, life and disability insurance programs and may participate in our defined contribution 401(k) savings plan (and similar pension savings programs for employees of Sunterra Europe) on the same terms as other employees.

Incentive Plan

The Sunterra Corporation 2005 Incentive Plan was approved by the stockholders of the Company at the annual stockholders meeting in February 2005, and the Compensation Committee of the Board of Directors administers the Plan. A variety of awards may be granted under the Plan, including stock awards, cash awards and performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan authorizes the Committee to establish terms and conditions of awards under the Plan, subject to any limitations or restrictions applicable to any particular award under the Plan. During the fiscal year ended September 30, 2005, the Committee granted restricted stock to members of senior management based upon certain performance measures. The restricted stock has a vesting schedule in which 25% vested immediately upon grant, 25% one year after grant, 25% two years after grant, and 25% three years after grant.

Change of Control Arrangements

The Company entered into Executive Retention Agreements (the “Retention Agreements”) with certain senior managers of the Company. The Retention Agreements are intended to retain the services of these senior managers in the event of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security.

Executive Share Retention and Ownership Guidelines

The Committee believes that each member of senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with the Company’s stockholders, the Committee has adopted share retention and ownership guidelines for senior management. Until an executive achieves the share ownership target, the executive is expected to retain 50% of the restricted stock that is granted through the 2005 Incentive Plan that vest, net of any shares that are withheld by the Company to satisfy tax withholding requirements. Selected executives are expected to achieve the following share ownership levels:

President and Chief Executive Officer	5 times salary
Tier 2 Executives	3 times salary
Tier 3 Executives	2 times salary

Chief Executive Officer Compensation

During the fiscal year ended September 30, 2005, our Chief Executive Officer, Nicholas J. Benson, earned $750,000 in salary and a cash bonus equal to $520,000 as well as received other benefits pursuant to his employment arrangements with the Company. In 2005, the committee did not increase Mr. Benson’s annual salary. The cash bonus of $520,000 for the twelve months ended September 30, 2005, was based upon the attainment by the Company of specified target levels of earnings before interest taxes depreciation and amortization (“EBITDA”) during the period ended September 30, 2005, as established by the committee.

Members of the Compensation Committee

Olof S. Nelson (Chair)

Charles F. Willes

James H. Dickerson, Jr.

David Gubbay

AUDIT COMMITTEE REPORT

During the course of fiscal 2005, management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee reviewed the progress of the documentation, testing and evaluation and provided oversight during the process. The Audit Committee received periodic updates from both management and Grant Thornton. At the conclusion of the process, the Audit Committee reviewed and discussed management’s report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with management and Grant Thornton the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005. The Audit Committee reviewed Grant Thornton’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

The Committee discussed with Grant Thornton, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

In addition, the Audit Committee received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Grant Thornton its independence from the Company.

The Audit Committee has discussed with management and Grant Thornton such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the reviews and discussions referred to above, and the reports of Grant Thornton, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, for filing with the SEC.

Members of the Audit Committee

James H. Dickerson, Jr. (Chair)

Olof S. Nelson

Charles F. Willes

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our common stock to that of the NASDAQ Composite and an industry peer group (consisting of Bluegreen Corporation, Hilton Hotels Corporation, Starwood Hotels and Resorts Worldwide, Inc., Marriot International, Inc., Intrawest Corporation, Silverleaf Resorts, Inc. and ILX Resorts, Inc., weighted equally) from January 2, 2003 through September 30, 2005. Note that our new common stock was not traded prior to January 2, 2003, and as such, no information is shown for 2002. Our stock traded on the over-the-counter bulletin board system until January 6, 2004 when it began trading on the Nasdaq National Market. The graph assumes that a $100 investment was made in our common stock and each of the indices at the earliest date shown, and dividends, if any, were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

	02-Jan-03	31-Mar-03	30-Jun-03	30-Sep-03	31-Dec-03	31-Mar-04	30-Jun-04	30-Sep-04
Sunterra Corporation	$100.00	$91.67	$147.50	$183.33	$185.00	$225.67	$210.00	$158.83
NASDAQ Composite	$100.00	$99.57	$120.48	$132.67	$148.74	$148.06	$152.03	$140.83
Peer Group	$100.00	$91.57	$110.43	$125.69	$137.27	$160.52	$173.00	$168.32

	31-Dec-04	31-Mar-05	30-Jun-05	30-Sep-05
Sunterra Corporation	$234.00	$251.33	$270.17	$218.83
NASDAQ Composite	$161.51	$148.43	$152.71	$159.75
Peer Group	$225.65	$196.41	$220.64	$221.81

The Report of the Compensation Committee on Executive Compensation, the Audit Committee Report and the Stock Performance Graph are not deemed to be soliciting material or to be filed with the SEC under the Securities Act or Securities Exchange Act, or incorporated by reference in any document so filed.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Appointment

Our board of directors, upon recommendation of its audit committee, has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending September 30, 2006. This appointment is being submitted to the stockholders for ratification at the annual meeting. Grant Thornton has audited our financial statements since 2002 and a representative of Grant Thornton LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement and answer appropriate questions. If the appointment is not ratified, the board of directors will reconsider the appointment, although the board of directors will not be required to appoint a different independent registered public accounting firm.

The affirmative vote of a majority of the voting power of the issued and outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP.

Pre-Approval Policy

The audit committee has adopted a written pre-approval policy with respect to audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm to us and our subsidiaries and also approves all audit and non-audit engagement fees and terms with our independent registered public accounting firm. In connection with the audit committee’s approval of non-audit services, the audit committee considers whether our independent registered public accounting firm’s performance of any non-audit services is compatible with maintaining our accountant’s independence.

Fees Paid to Independent Registered Public Accounting Firm

Grant Thornton LLP has served as our independent registered public accounting firm since November 25, 2002. During the year ended September 30, 2005, the nine month transition period ended September 30, 2004, and the calendar year ended December 31, 2003, we paid Grant Thornton LLP the following fees:

	2005	2004	2003
Audit Fees	$2,147,000	$989,000	$962,000
Audit-Related Fees	22,000	207,000	65,000
Tax Fees	—	—	—
All Other Fees	94,000	45,000	16,000

The audit fees paid to Grant Thornton LLP were for the audits of our 2005, 2004 and 2003 financial statements, the reviews of our financial statements included in our quarterly reports on Form 10-Q, and the filing of Forms S-1, S-3, and S-8. Audit related fees were for an audit of our internal exchange club required by certain regulatory agencies and in 2004 included technical accounting research related to fresh start accounting and other accounting issues. All other fees are related to procedures related to our securitization and consulting for Sarbanes-Oxley compliance.

Our audit committee approved all of the services described above by our independent registered public accounting firm during the year ended September 30, 2005, the nine month transition period ended September 30, 2004 and the year ended December 31, 2003.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

BENEFICIAL OWNERSHIP OF SUNTERRA COMMON STOCK

As of December 31, 2005, 19,718,257 shares of our common stock were outstanding. The following tables set forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 2005 for

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our current directors;

•	each of our named executive officers listed under “Management—Executive Compensation—Summary Compensation Table”; and

•	all of our current directors and executive officers as a group.

The information below is based on public filings made by various stockholders. These filings contain information as of particular dates and may not reflect current holdings of our common stock. To our knowledge, other than as described below, the named person or group of persons has sole voting and investment power with respect to these securities. Except as otherwise indicated, the address of each person named in the following table is c/o Sunterra Corporation, 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032.

Beneficial Owners of More than 5% of Our Common Stock

	Beneficial Ownership (1)
Name and Address of Beneficial Owners	Shares		Percentage
Merrill Lynch Mortgage Capital Inc. 101 Hudson St. Jersey City, New Jersey 07302	1,190,148	(2)	5.69

General Motors Investment Management Corporation 767 Fifth Avenue New York, New York 10153	1,046,805	(3)	5.28

DDJ Capital Management, Inc. 141 Linden Street, Suite 4 Wellesley, Massachusetts 02482-7910	1,571,808	(4)	7.93

Heartland Advisors, Inc. 789 North Water Street Milwaukee, Wisconsin 53202	1,066,700	(5)	5.41

CNH CA Master Account, L.P. Two Greenwich Plaza, 3rd Floor Greenwich, Connecticut 06830	1,284,430	(6)	6.12

The CD Capital Group 2 North Riverside Plaza, Suite 720 Chicago, Illinois 60606	1,760,006	(7)	8.93

Security Ownership of Directors and Executive Officers

David Gubbay	33,571	(8)	*

Charles F. Willes	28,571	(9)	*

Olof S. Nelson	11,071	(10)	*

James H. Dickerson, Jr.	11,071	(10)	*

James A. Weissenborn	12,571	(11)	*

Nicholas J. Benson	598,353	(12)	2.96

Steven E. West	219,647	(13)	1.10

Andrew Gennuso	174,156	(14)	*

Frederick C. Bauman	69,257	(15)	*

David R. Harris	53,463	(16)	*

All of our directors and executive officers as a group (12 persons)	1,242,192	(17)	6.00

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. The shares of common stock issuable upon conversion of our 3 3/4 Senior Subordinated Convertible Notes have been excluded from all amounts as the contingencies surrounding the issuance of such shares have not been met. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Consists of 1,190,148 shares of common stock issuable upon the exercise of currently exercisable stock purchase warrants.
(3)	Based on information reported in the Schedule 13G, amendment no. 1, filed by General Motors Investment Management Corporation with the SEC on February 10, 2005. Includes 92,022 shares of common stock issuable upon the exercise of currently exercisable stock purchase warrants. See note (4) below.
(4)	Based on information reported in the Schedule 13G, amendment no. 2, filed by DDJ Capital Management, Inc. with the SEC on February 10, 2005. This amount includes the 1,046,805 shares held by General Motors Investment Management Corporation as such account is managed or advised by DDJ Capital Management, LLC.
(5)	Based on information reported in the Schedule 13G filed by Heartland Advisors, Inc. with the SEC on January 19, 2005.
(6)	Based on information reported in the Schedule 13G filed by CNH CA Master Account, L.P. with the SEC on June 28, 2005.
(7)	Based on information reported in the Schedule 13D, amendment No. 1, filed by The CD Capital Group with the SEC on January 17, 2006. Based upon such filing, the members of the “group” (as the term is used in Section 13(d)(3) of the Exchange Act) consist of CD Capital Management LLC, John D. Ziegelman, Magnetar Financial LLC, New World Opportunity Partners II, LLC, NWFP I LLC, EGI-NP Investments, L.L.C., The Jay Prtizker Foundation and Ziegelman Partners, L.P.
(8)	Consists of 12,321 shares and options currently exercisable to purchase 17,500 shares at an exercise price of $15.25, 1,875 shares at an exercise price of $12.74 and 1,875 shares at an exercise price of $9.11.
(9)	Consists of 7,321 shares and options currently exercisable to purchase 17,500 shares at an exercise price of $15.25, 1,875 shares at an exercise price of $12.74 and 1,875 shares at an exercise price of $9.11.
(10)	Consists of 7,321 shares and options currently exercisable to purchase 1,875 shares at an exercise price of $12.74 and 1,875 shares at an exercise price of $9.11.
(11)	Consists of 8,821 shares and options currently exercisable to purchase 1,875 shares at an exercise price of $12.74 and 1,875 shares at an exercise price of $9.11.
(12)	Consists of 85,541 shares (including 56,250 shares subject to vesting restrictions) and options currently exercisable or exercisable within 60 days to purchase 512,812 shares at an exercise price of $15.25.
(13)	Consists of 57,355 shares (including 30,000 shares subject to vesting restrictions) and options currently exercisable or exercisable within 60 days to purchase 162,292 shares at an exercise price of $15.25.
(14)	Consists of 14,009 shares (including 11,250 shares subject to vesting restrictions) and options currently exercisable or exercisable within 60 days to purchase 160,147 shares at an exercise price of $15.25.
(15)	Consists of 13,075 shares (including 10,500 shares subject to vesting restrictions), options currently exercisable or exercisable within 60 days to purchase 55,682 shares at an exercise price of $15.25 and 500 shares held by the Bauman Family Trust for the benefit of the children of Frederick C. Bauman. Mr. Bauman disclaims beneficial ownership of the shares held by the Bauman Family Trust.
(16)	Consists of 13,463 shares (including 11,250 shares subject to vesting restrictions) and options currently exercisable or exercisable within 60 days to purchase 40,000 shares at an exercise price of $15.25.
(17)	Consists of 257,509 shares (including 144,000 shares subject to vesting restrictions) and options currently exercisable or exercisable within 60 days to purchase 984,683 shares.

Stockholder Proposals and Nominations of Board Members

If a stockholder intends to present a proposal for action at the 2007 Annual Meeting of Stockholders and wishes to have such proposal considered for inclusion in the our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by our Secretary on or before October 4, 2006. Such proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

Our by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to our board of directors. For stockholder proposals and stockholder nominations for director to be properly brought before an annual meeting by a stockholder pursuant to our bylaws, the stockholder must have given timely notice in writing to our corporate secretary. To be timely, a stockholder’s notice must be delivered to the corporate secretary at our principal executive offices not later than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if a special meeting of stockholders is convened for the purpose of electing one or more directors, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual or special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If the number of directors is increased and there is a public announcement of the increase or a public announcement naming all of the nominees for director at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely if delivered within the time period described above. If the public announcement is made later, a stockholder’s notice will be considered timely, but only with respect to the nominees for any new positions created by the increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made.

The stockholder’s notice referred to above must set forth:

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of our stock that are owned beneficially by such stockholder and such beneficial owner and (iii) any material interest of such stockholder and such beneficial owner in such proposal; and

•	with respect to stockholder nominations for director, as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of our stock that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and whether such person intends to seek reimbursement from us of the expenses of any solicitation of proxies should such person be elected as a director.

Under our bylaws, a “public announcement” means for this purpose disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire or a comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act. A stockholder must also comply with all applicable requirements of the Securities Exchange Act and SEC regulations.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2007 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

All notice of proposals and nominations by stockholders, whether or not to be included in our proxy materials, should be sent to us at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032, Attention: Corporate Secretary.

By Order of the Board of Directors

Frederick C. Bauman Vice President, General Counsel and Secretary

North Las Vegas, Nevada

January 30, 2006

SUNTERRA CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

SUNTERRA CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

I hereby appoint Nicholas J. Benson and Steven E. West, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Sunterra Corporation that I am entitled to vote at the 2006 Annual Meeting of Stockholders of Sunterra Corporation and at any adjournments or postponements thereof as indicated. Such persons are authorized to vote in their discretion on (i) the election of any person as a director if a director nominee listed is unable to serve or for good cause will not serve, (ii) matters which were not timely submitted pursuant to Article I of the Amended and Restated Bylaws of Sunterra Corporation and (iii) matters incident to the conduct of the meeting.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUNTERRA CORPORATION.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

Please Mark Here for Address Change or Comments  ☐

SEE REVERSE SIDE

The Board of Directors recommends a vote “For” each of the two proposals.

1.	Election of six directors to serve until the next annual meeting of stockholders of Sunterra Corporation and until their successors are elected and qualified.

☐	FOR all nominees listed (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all nominees listed

Nicholas J. Benson	David Gubbay
Olof S. Nelson	James H. Dickerson, Jr.
James A. Weissenborn	Charles F. Willes

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	Ratification of the appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of Sunterra Corporation for the fiscal year ending September 30, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	I plan to attend the annual meeting

SIGNATURE                                       DATE                      SIGNATURE                                   DATE

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership please sign by authorizing person.